Issuer Free Writing Prospectus dated October 24, 2018

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus dated October 22, 2018

Registration Statement No. 333-227634

This free writing prospectus relates to the Class A common shares of StoneCo Ltd. (“StoneCo” or the “Company”) and should be read together with the preliminary prospectus dated October 22, 2018 (the “Preliminary Prospectus”), included in Amendment No. 2 to the Registration Statement (“Amendment No. 2”) on Form F-1 (File No. 333-227634) relating to the offering of such securities. Amendment No. 2 may be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1745431/000119312518304015/d580263df1a.htm. This free writing prospectus supplements and updates the information contained in the Preliminary Prospectus. You should read the Preliminary Prospectus carefully, including the section entitled “Risk Factors,” before deciding to invest in our Class A common shares. Capitalized and other terms used but not defined herein have the meanings set forth in the Preliminary Prospectus.

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On October 23, 2018, we learned that an individual or individuals had publicly disclosed portions of certain non-material source code from the proprietary software used in our Pagar.me PSP solution and Stone Pagamentos platforms. We had privately hosted the software on a third-party code development website. In connection with the initial publication, we received a demand for money and continue to receive such demands in order to prevent additional disclosure.

We believe that there has been no unauthorized access, transfer or misuse of financial or personal information or data of our merchant clients or their customers, and we believe that our and our clients’ operations have not been impacted by this activity. Further, the portions of the source code that have been made publicly available do not constitute material competitively sensitive information. We have found no evidence that the individual or individuals have accessed any material source code from our proprietary software or breached Stone’s systems.

Given the recent nature of these events, we continue to monitor the situation vigilantly. We have implemented additional security measures and hired outside consultants to assist in our investigation, which is in its initial stages and the results and timing of which we cannot be certain. We are referring this matter to law enforcement authorities in Brazil.

Due to the nature of our business, we are subject to the risk of unauthorized disclosures such as this that may adversely affect our share price. See “Risk Factors—Unauthorized disclosure, destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise or disruption of our services could expose us to liability, protracted and costly litigation and damage our reputation” in the Preliminary Prospectus for more information on the potential consequences that may result from any cybersecurity breach, including this matter.

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The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street,

New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by phone at 1-800-831-9146; Itau BBA USA Securities, Inc., 767 Fifth Avenue 50th Floor, New York, New York 10153, Attention: Equity Sales Desk, telephone: 1-212-710-6756 or by emailing roadshowdesk@itaubba.com; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, telephone: 1-800-221-1037 or by emailing newyork.prospectus@credit-suisse.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; BofA Merrill Lynch, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, or by emailing dg.prospectus_requests@baml.com; or Banco BTG Pactual S.A. – Cayman Branch at Attention: Prospectus Department, 601 Lexington Avenue, 57th Floor, New York, NY 10022, email: OL-BTGPactual-ProspectusDepartment@btgpactual.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

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